Delisting Determination, The Nasdaq Stock Market, LLC, September 17, 2026 Sangamo Therapeutics, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Sangamo Therapeutics, Inc. effective at the opening of the trading session on October 16, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on April 28, 2026.
On May 5, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On June 9, 2026, the hearing was held.
On July 13, 2026 the Panel reached a decision and decided to uphold the suspension of the Company from the Exchange and a Decision letter was issued on July 14, 2026.
The Company common stock was suspended on May 5, 2026. The
Staff determination to delist the Company common stock became final on August 28, 2026.